Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 2, 2012, relating to the consolidated financial statements and financial statement schedule of Lowe’s Companies, Inc. and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the fiscal year ended February 3, 2012.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

June 6, 2012